INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement for the Share Owner Dividend Reinvestment and Stock Purchase Plan of the Berkshire Gas Company on Form S-3 of our report dated August 12, 1998, appearing in the Annual Report on Form 10-K of The Berkshire Gas Company for the year ended June 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP

Hartford, Connecticut
November 10, 1998